EXHIBIT 99.1
DTE Energy Michigan Energy Legislation Summary June 30, 2008

2 Legislation Will Be a Historical Step in Improving Michigan's Regulatory Environment Bills passed Michigan House on April 17 on a bi-partisan vote and moved to Senate On June 27, bills passed the Michigan Senate on a bi-partisan vote Legislation backed by a broad coalition including the Michigan Chamber of Commerce, Michigan Manufacturers Association, labor organization members, business leaders and the energy industry Governor has expressed strong support for energy reform and renewables Next step is to reconcile bills between the two chambers

3 Michigan Legislation Continues to Move Forward House Bill 5524 House Version Senate Version Electric choice reform Caps Choice at 10% of load Defines rules for customers returning to utility service Same Cost-of-service based electric rates (deskewing) Phases in cost-of-service based rates over a 5 year period Phase in cost-of-service rates, 5 year period for businesses and 10 year period for residential customers File and use ratemaking Provides for self-implementation 6 months from filing Establishes 12 month hard-stop deadline for rate case completion and enhances MPSC staffing Allows for forward looking test year Same Certificate of Need process for major capital investments Provides for pre-approval for capital projects costing more than $500 million Allows recovery of interest during construction Same

4 Michigan Legislation Continues to Move Forward (cont.) Legislation House Version Senate Version Renewable portfolio standard (HB 5548/5549, Senate Bill 213) 4% of energy from renewables in 2012 10% in 2015 Establishes cost caps and off-ramps to ensure costs are manageable Program funded by setting a per-meter charge 2% combined RPS and energy efficiency in 2011 4% in 2012 6% in 2014 7% in 2015 Establishes cost caps and off-ramps to ensure costs are manageable Program funded by setting a per-meter charge Energy efficiency (HB 5525, Senate Bill 213) Ramps up targets to annual incremental savings of 1% for electricity and 0.75% for gas Establishes cost off-ramps to ensure reasonable costs Authorizes decoupling for gas utilities Included above Included above Authorizes decoupling for gas utilities

Contact Us DTE Energy Investor Relations www.dteenergy.com/investors 313-235-8030 DTE Energy will host a legislative/business update conference call Wednesday, July 2 at 9 a.m. EDT Dial in numbers: (877) 718-5104 or (719) 325-4842, no passcode Webcast: www.dteenergy.com/investors/analystCenter.html